Exhibit 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert/Heilshorn & Associates
email: joeb@weider.com	(212) 838-3777/(415) 433-3777
www.weider.com	email: kirsten@lhai-sf.com

WEIDER ANNOUNCES FISCAL 2004 FOURTH QUARTER & YEAR-END RESULTS

Salt Lake City, Utah, August 19, 2004: Weider Nutrition International, Inc. (NYSE: WNI) today announced results for the fiscal 2004 fourth quarter and for the year ended May 31, 2004.

Weider Nutrition’s net sales were $65.6 million for the fiscal 2004 fourth quarter, compared to $55.8 million for the same period in fiscal 2003. For its fiscal 2004 fourth quarter, Weider Nutrition reported net income of $1.5 million, or $0.05 per share, compared to $281,000, or $0.01 per share, for the same period a year ago.

Weider Nutrition’s fiscal 2004 net sales were $257.5 million, compared to fiscal 2003 net sales of $240.9 million. For fiscal 2004, Weider Nutrition reported net income of $8.9 million, or $0.33 per share, compared to a fiscal 2003 net loss of $7.5 million, or $0.29 per share, including a one-time $15.4 million charge associated with the adoption of SFAS No. 142.

Bruce Wood, president and chief executive officer, stated, "We’re pleased with our overall fiscal 2004 revenue trend, and are encouraged by results of our Schiff® Move Free® growth initiative. We plan to continue our strategic focus on building our core Schiff and Haleko businesses during fiscal 2005. We remain optimistic about the potential for long-term, sustainable growth in the supplements category, and are continuing to pursue new product initiatives to capitalize on this opportunity."

Conference Call Information
Weider Nutrition International will hold a conference call today, August 19, 2004 at 11 a.m. ET. The U.S. domestic access number is (888) 803-8271. International participants should dial (706) 634-2467. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at www.weider.com or http://www.weidernutrition.biz/corporate/press-releases.asp. If you do not have Internet access, a replay of the call will be available by dialing 1-800-642-1687 and entering access code 9263984. The telephone replay will be available through August 23, 2004 and the webcast through September 8, 2004.

About Weider Nutrition
Weider Nutrition International, Inc. develops, manufactures, markets and sells branded and private label vitamins, nutritional supplements and sports nutrition products in the United States and throughout the world. To learn more about Weider, please visit the Web site www.weider.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Weider Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward looking statements to be false include, but are not limited to: the inability to reach a definitive agreement with Weider Health and Fitness regarding the sale of certain Weider® branded assets, the inability to successfully implement marketing and spending programs behind our Move Free brand and other branded new products, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, the inability to successfully relaunch brands in our Haleko Unit, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products, level of trade inventories and raw materials availability and pricing), the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government regulatory action, lack of available product liability insurance for products containing ephedra, uncertainty of market acceptance of new products, adverse publicity regarding the consumption of nutritional supplements, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's website (www.sec.gov).

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WEIDER NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Year Ended
	May 31,		May 31,
	2004(a)	2003(a)	2004	2003

Net sales	$65,642	$55,781	$257,528	$240,854
Cost of goods sold	40,738	34,037	159,653	148,243

Gross profit	24,904	21,744	97,875	92,611
Operating expenses:
Selling and marketing	13,724	14,568	54,115	47,159
Other operating expenses	8,902	6,800	30,079	28,336
Total operating expenses	22,626	21,368	84,194	75,495

Income from operations	2,278	376	13,681	17,116
Other expense, net	413	310	678	3,123
Income from continuing operations
before income taxes	1,865	66	13,003	13,993
Income taxes (benefit)	638	(36)	4,928	5,528

Income from continuing operations	1,227	102	8,075	8,465
Income (loss) from discontinued operations,
net of tax	234	179	812	(607)
Cumulative effect of change in
accounting principle, net of tax	--	--	--	(15,392)

Net income (loss)	$1,461	$281	$8,887	$(7,534)

Weighted average common
shares outstanding - dilutive	26,621	26,410	26,771	26,249

Net income (loss) per share:
Income from continuing operations	$0.04	$--	$0.30	$0.32
Income (loss) from discontinued operations	0.01	0.01	0.03	(0.02)
Change in accounting principle
(anti-dilutive)	--	--	--	(0.59)

Net income (loss)	$0.05	$0.01	$0.33	$(0.29)

(a) Unaudited

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WEIDER NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	May 31, 2004	May 31, 2003(1)

Cash	$7,449	$3,463
Receivables, net	35,620	27,288
Inventories	28,431	27,543
Other current assets	7,440	12,297

Total current assets	78,940	70,591

Property and equipment, net	24,618	26,676
Other assets, net	11,366	17,671

	35,984	44,347

Total assets	$114,924	$114,938

Current portion of long-term debt	$1,091	$8,057
Other current liabilities	31,393	36,575

Total current liabilities	32,484	44,632

Other liabilities(2)	6,627	1,460

Stockholders’ equity	75,813	68,846

Total liabilities & stockholders’ equity	$114,924	$114,938

                     (1) Certain amounts have been reclassified to conform with current year presentation.

                         (2) Includes long-term debt of $133 and $659 at May 31, 2004, and 2003, respectively.

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